EXHIBIT 4.10

                      Joint Venture Shareholders' Agreement

                                November 14, 1995

Between: York Medical Inc.("YM"), a company incorporated under the laws of the Province of Ontario, Canada, CIMYM Inc., a company incorporated under the laws of the Province of Ontario, Canada ("CIMYM") and CIMAB S.A. ("CIMAB") a Cuban company incorporated under the laws of the Republic of Cuba, representing Centro de Inmunologia Molecular ("CIM").

                                    RECITALS

    Whereas:

o CIMAB entered into a licencing agreement on behalf of CIM, dated May 3, 1995 (the "Licencing Agreement");

o CIMYM has been incorporated to serve as a joint venture company, owned as to 80% of its common equity by YM and as to 20% by CIMAB, to market the licenced products assigned to it by YM pursuant to the Licencing Agreement;

o Certain of the benefits and obligations of the Licence Agreement have been assigned to CIMYM by YM; and

o The purpose of this agreement is to set out the relationship between the parties hereto so that they will proceed on a mutually beneficial basis.

Now, therefore, for good and valuable consideration and the sum of one dollar (Canadian funds) paid by each party to the other, receipt of which is hereby acknowledged,

o CIMYM shall have an unlimited number of common shares, the initial issue of which shall be as to 80% to YM and as to 20% to CIMAB.


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o     No issued and  outstanding  shares in the  capital of CIMYM shall be sold, transferred or otherwise disposed of to any person without the written consent of each of YM and CIMAB.

o The issue of any additional common shares in the capital of CIMYM shall first be to each of YM and CIMAB in proportion to their shareholdings, and thereafter to any other person, but only with the consent of both of YM and CIMAB, such consent not to be withheld unreasonably.

o The board of directors of CIMYM shall consist of five directors, three of whom shall be nominees of YM, two of whom shall be nominees of CIMAB. The initial diirectors of CIMYM shall be as set out in Appendix A hereto. The election of directors shall take place annually. The board is required to meet once per year, and otherwise as often as deemed necessary for the conduct of the business of the joint venture in.

      In witness wherof the parties hereto have executed this Agreement by duly authorized officers or representatives thereof.

CIMAB S.A.                                           YORK MEDICAL INC..
duly authorized to sign                              duly authorized to sign





                                   CIMYM INC.

                                   duly authorized to sign


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                                   APPENDIX A

                          Dra. Patricia Sierra Blazquez

                           Lic. Norkis Arteaga Morales

                              Ezra Solomon Lwowski

                                Hugh B. Anderson

                          Diane Joan Kalina (President)